EXHIBIT 16.1

December 20, 2017

We have read Item 4.01 of Form 8-K dated December 20, 2017 of Ciclet Holdings, Inc. (“the Registrant”) and are in agreement with the statements contained therein as it pertains to our firm.

We have no basis to agree or disagree with any other statements of the Registrant contained in Item 4.01.

Sincerely,

/s/ Anton & Chia, LLP